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SCHEDULE 14A INFORMATION

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VOYA PRIME RATE TRUST
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Dear Shareholder:

At the Annual Meeting of Shareholders on July 9, 2020, the Board of Voya Prime Rate Trust ( the “Fund”) strongly recommends you protect your investment and cast your vote on the “WHITE” card “FOR” the Board-approved nominees and “AGAINST” the self-serving proposal submitted by a hedge fund managed by Saba Capital Management (together with the hedge fund, “Saba”).

The Fund’s Advisor, led by the Voya Senior Loan Group, has managed the Fund for over 20 years and through various market cycles. It has had a consistent, well-articulated senior loan-only investment approach focused on through-cycle performance and loss avoidance.

In contrast, the self-tender liquidity event of the size and scale proposed by Saba would reduce the Fund’s value, not enhance it.

Same Playbook from a Self-Interested Party	Unwarranted and Aggressive Changes Amid Market Turmoil

•  Saba has a history of taking significant positions in closed-end funds and engaging in aggressive activities to maximize the value of its own investments without regard for the interests of other shareholders

•  Saba has amassed a large holding of the Fund’s shares, and is now attempting to use its concentrated voting power to force a liquidity event at or near NAV

•  Activists like Saba compromise the ability of closed-end funds like the Fund to provide long-term shareholders – many of whom are retirees – with regular dividends and access to a long investment horizon

•  If approved, the Board and the Fund’s Advisor believe Saba’s proposal will harm long-term shareholders for its own gain.

•  Saba’s proposals are aggressive and offer little clarity on the impact these changes would have on the Fund’s performance or discount

•  Saba’s activist agenda is particularly self-serving in light of the current market turmoil, which has greatly affected the prices and liquidity of senior loans

•  Electing the Saba slate of nominees would abruptly remove a Board with the critical experience needed to operate the Fund and a track record of acting in the interests of all shareholders, amid uncertain and volatile markets

Unlike Saba, your Board is committed to represent ALL shareholders. The Board and the Fund’s Advisor continue to consider a range of options that benefit shareholders more broadly under a greater variety of market conditions – and that will be less disruptive to the Fund’s shareholders and operations than Saba’s misguided proposal.

DON’T LET SABA’S PURSUIT OF SHORT-TERM PROFITS PUT ITS INTERESTS ABOVE YOURS.

VOTE THE “WHITE” CARD TODAY.

Voya Prime Rate Trust